Calculation of Filing Fee Tables
S-3
James River Group Holdings, Ltd.
Table 1: Newly Registered and Carry Forward Securities	☐Not Applicable
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Common Shares $0.0002 Par Value per Share	457(a)	21,334,134	$ 5.64	$ 120,324,515.76	0.0001531	$ 18,421.68
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 120,324,515.76		$ 18,421.68
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 18,421.68
Offering Note
[1]	1 Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement shall also cover any additional shares of the Registrant's securities that become issuable by reason of any stock split, stock dividend, recapitalization, reclassification, merger, consolidation or similar event. 2 Amount Registered includes up to 13,521,634 common shares issuable upon conversion of 112,500 Series A Perpetual Cumulative Convertible Preferred Shares, par value $0.00125 per share of the Registrant, at the election of a selling shareholder at July 31, 2025 (the "Series A Preferred Shares"). Subject to certain anti-dilution adjustments, as provided for in the amended and restated certificate of designations establishing the conversion price and the powers, designations, preferences and privileges and the qualifications, limitations or restrictions for the Series A Preferred Shares (the "A&R Certificate of Designations") and limitations on conversion with respect to the holders, the Series A Preferred Shares are convertible at the option of the holders thereof at any time (as set forth in the A&R Certificate of Designations) into a number of common shares equal to the sum of the liquidation preference of the Series A Preferred Shares and any accrued but unpaid dividends, divided by the Conversion Price (as defined in the A&R Certificate of Designations). 3 Proposed Maximum Offering Price Per Share is estimated pursuant to Rule 457(c) under the Securities Act, solely for the purpose of calculating the registration fee and based upon the average of the high and low prices of the common shares of James River Group Holdings, Ltd., as reported on the Nasdaq Global Select Market on August 11, 2025.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rules 457(b) and 0-11(a)(2)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Table 3: Combined Prospectuses	☑Not Applicable
	Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date
N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A